Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	James E. Harris
President/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION REPORTS THIRD QUARTER EARNINGS
     CHARLOTTE, N.C., Aug 3, 2006 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider primarily focused on the diagnosis and treatment of cardiovascular disease, today announced its operating results for its third fiscal quarter, which ended June 30, 2006.
     Third quarter highlights:
•	Net revenue increased 6.3% to $191.1 million

•	Adjusted EBITDA of $30.0 million, the highest quarterly level achieved by MedCath since its 2001 initial public offering

•	Adjusted EBITDA margin of 15.7%, up from 13.7% in the third quarter of 2005

•	Admissions increased 7.2%
Third Quarter 2006 Results
     MedCath’s net revenue increased 6.3% to $191.1 million in the third quarter of fiscal 2006 from $179.8 million in the third quarter of fiscal 2005. Income from operations was $18.5 million in the third quarter of fiscal 2006, compared to $15.2 million in the third quarter of fiscal 2005. Adjusted EBITDA increased 21.4% to $30.0 million from $24.7 million and income from continuing operations was $5.8 million, or $0.30 per diluted share, in the third quarter of fiscal 2006, compared to income from continuing operations of $2.6 million, or $0.13 per diluted share, in the third quarter of fiscal 2005. MedCath’s results from continuing operations for the third quarter of fiscal 2006 were negatively impacted by $0.05 per share due to $1.0 million, net of taxes, of non-cash share-based compensation included in personnel expense for grants of stock options and restricted shares as required under FASB Statement No. 123R that MedCath adopted effective October 1, 2005.

     Net income for the quarter, including the results of Tucson Heart Hospital, which are accounted for as discontinued operations, totaled $5.4 million, or $0.28 per diluted share compared to net income of $2.7 million, or $0.14 per share in the third quarter of fiscal 2005.
     During the third quarter of fiscal 2006, MedCath announced that it had entered into a letter of intent that contemplates the sale of its interest in Tucson Heart Hospital to a community hospital. The closing of this transaction is subject to finalizing definitive agreements and satisfaction of customary closing conditions. For the third fiscal quarter of 2006, MedCath’s results include loss from discontinued operations, net of taxes, of $439,000.
     MedCath’s third quarter of fiscal 2006 financial results contain the following unusual items. Per share amounts reflect minority interest, where applicable, and income taxes:
•	A $700,000, or net impact of $0.02 per share, reduction in net revenue and Adjusted EBITDA due to contractual adjustments to estimated Medicare and Medicaid cost report settlements related to prior periods.

•	A $600,000, or net impact of $0.01 per share, increase in net revenue and Adjusted EBITDA due to the receipt of the final payment from our insurance carrier related to the disruption of patient services at Arizona Heart Hospital resulting from a fire at the facility during the first quarter of fiscal 2006. Total business interruption proceeds received during the fiscal third quarter of 2006 were $1.2 million, which exceeded the preliminary settlement estimate of $600,000 that the Company provided as part of its fiscal first quarter earnings review.

•	A net $1.4 million, or $0.04 per share, increase in other income related to the settlement of a legal dispute. This settlement is net of related legal expenses.

•	A $450,000, or $0.01 per share, expense related to the impairment of a workforce management system that the Company has decided to not implement.
     “This quarter’s solid revenue growth and financial performance reflect the commitment that our organization has made to improving our operations and growing our business, while maintaining our commitment to providing quality care,” said Ed French, MedCath’s president and chief executive officer. “We have re-established operating momentum in certain markets, which is important as we continue to evolve from a development company to a strong operating company with a continued focus on growth.”
Operating Statistics and Cash Flow
     Hospital admissions for the third quarter of fiscal 2006 increased 7.2% and adjusted admissions rose 6.9% from the third quarter of the previous fiscal year. Net revenue for our majority-owned hospitals, excluding our Tucson Heart Hospital that is accounted for as discontinued operations, increased 6.7%. Net cash provided by operating activities of continuing operations for the third quarter of fiscal 2006 was $27.7 million, up from $20.7 million for the third quarter of fiscal 2005.
Use of Non-GAAP Financial Measures
     This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income from continuing operations before interest expense; interest and other income, net; income tax expense; depreciation; amortization; share-based compensation expense; gain or loss on disposal of property, equipment and other assets; impairment of long-lived assets; equity in net earnings of unconsolidated affiliates; and minority interest. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompany this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations.
     Management will discuss and answer questions regarding MedCath’s quarterly results today during a 10 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is “MedCath.” A live web cast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, August 10, 2006. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 1482647. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease. MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Upon completion of the pending divestiture of its ownership in Tucson Heart Hospital, MedCath will own interest and operate eleven hospitals with a total of 667 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath manages the cardiovascular program at various hospitals operated by other parties. Further, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors and Forward Looking Statements” in MedCath’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006. A copy of this report, including exhibits, is available on the internet site of the Securities and Exchange Commission at http://www.sec.gov.